Exhibit 21

Citizens Community Bancorp, Inc. and Subsidiaries

The following lists the direct and indirect subsidiaries of Citizens Community Bancorp, Inc. as of September 30, 2010:

Name of Subsidiary (a)	Percentage of Ownership	Jurisdiction or State of Incorporation

Citizens Community Federal	100%	Federal (U.S.)
___________________________

(a)    The operation of the Company's wholly owned subsidiaries is included in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report.